EXHIBIT 99.1

FORM OF INSTRUCTIONS AS TO USE OF SUBSCRIPTION RIGHTS CERTIFICATES
GROWLIFE, INC.

Please consult the Information Agent, Direct Transfer LLC, or your bank or broker as to any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by GrowLife, Inc., a Delaware corporation (the “Company”), to the holders of record of its common stock, $0.0001 par value (the “Common Stock”), as described in the Company’s prospectus dated [______], 2018 (the “Prospectus”). As described in the Prospectus, each holder of record of Common Stock at the close of business on October 12, 2018 (the “Record Date”) will receive, at no charge, non-transferable subscription rights (each a “Subscription Right”) to subscribe for and purchase one Unit for each share of Common Stock owned as of the Record Date. Each Unit consists of one share of our Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of our Common Stock. The Common Stock and Warrants comprising the Units will be separate upon the closing of the Rights Offering and will be issued separately, however, they may only be purchased as a Unit, and the Unit will not trade as a separate security. The Subscription Rights will not be tradeable.

Subscription Rights exercisable into an aggregate of 500,000,000 Units of the Company (each a “Unit”) are being distributed in connection with the Rights Offering. Each Unit is comprised of one share of Common Stock and one two ½ Warrants consisting of one ½ warrant which will be exercisable for one share of our Common Stock at an exercise price of $0.018 and one ½ warrant which with an exercise price of $0.024 per share, exercisable from the date of issuance through the expiration three years from the date of issuance, unless accelerated. Each whole Subscription Right is exercisable, upon payment of $0.012 in cash (the “Subscription Price”), to purchase one Unit (the “Basic Subscription Right”). In addition, each Subscription Right also carries the right to subscribe at the Subscription Price for additional Units that are not purchased by other holders pursuant to their Basic Subscription Right (to the extent available, and subject to proration and ownership limitations as described in the Prospectus) (the “Over-Subscription Right”). A holder is entitled to exercise an Over-Subscription Right only if the holder fully exercises the Basic Subscription Right. See “The Rights Offering” in the Prospectus. We will not issue fractional shares of Common Stock or Warrants in the Rights Offering.

The Rights will expire at 6:00 p.m., Eastern Time, on November 12, 2018, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the "Expiration Date"). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your subscription rights by completing the appropriate section on the back of your Subscription Rights Certificate and returning the Subscription Rights Certificate with your payment to the Subscription Agent in the envelope provided. The Warrants that are issued as a component of the Unit entitle the holder to purchase one share of Common Stock at an exercise price (subject to adjustment) of $0.018 per share and $0.024 per share. For each Unit subscribed for, Subscriber will receive 1 warrant; ½ of which shall be exercisable at the $0.018 exercise price and ½ at the $0.024 exercise price. The Warrants are exercisable for cash, or solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. See “Description of Securities” in the Prospectus.

 YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. PAYMENT OF THE SUBSCRIPTION PRICE OF ALL SUBSCRIPTION RIGHTS EXERCISED, INCLUDING SUBSCRIPTION RIGHTS PURSUANT TO THE OVER-SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1. Subscription Rights. To exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk. Subscription Rights Certificates and payments must be received by the Subscription Agent prior to the Expiration Date. If you send your Subscription Rights Certificate and payment by mail, then they should be sent by registered mail, properly insured, to arrive before the Expiration Date.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your nominee to exercise your subscription right on your behalf and deliver all required documents and payment before the Expiration Date.

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (i) clearance of an uncertified personal check drawn against a Regions bank payable to “Issuer Direct Corporation, FBO GrowLife.,” (ii) receipt of a certified check drawn against a Regions Bank payable to “Issuer Direct Corporation, FBO GrowLife” (iii) receipt of a U.S. Postal money order payable to “Issuer Direct Corporation FBO GrowLife”; or (iv) receipt of a wire transfer of immediately available funds directly to the account maintained by Direct Transfer LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at Regions Bank, ABA, # 062005690, Account # 0183141022 FBO Growlife, Inc., with reference to the name of the Subscription Rights holder. Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the expiration date, the Company urges you to consider payment by means of certified or cashier’s check, money order or wire transfer. It is highly recommended that if you intend to pay the Subscription Price by personal check, then your subscription payment should be received by the Subscription Agent well before the Expiration Date. If your personal check does not clear before the Expiration Date, then you will not receive any Units, and the Company’s only obligation will be to return your subscription payment, without interest or deduction.

3. Contacting the Subscription Agent. The address and telephone number of the Subscription Agent is shown below. Delivery to an address other than shown below does not constitute valid delivery.

By mail:	By hand or overnight courier:
Direct Transfer LLC Attn: Rights Offering 500 Perimeter Park Drive Suite D, Morrisville NC 27560 Tel: (888) 301-2498	Direct Transfer LLC Attn: Rights Offering 500 Perimeter Park Drive Suite D, Morrisville NC 27560 Tel: (888) 301-2498

4. Partial Exercises; Effect of Over- and Under-Payments. If you exercise less than all of the subscription rights evidenced by your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised subscription rights upon request. However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive any such new Subscription Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby. If you do not indicate the number of Units to be subscribed for on your Subscription Rights Certificate, or if you indicate a number of Units that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of Units that may be subscribed for, under both the Basic Subscription Right and the Over-Subscription Right, for the aggregate Subscription Price you delivered. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of Units, then the Subscription Agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date. If you subscribe for fewer than all of the Units represented by your Subscription Rights Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5. Deliveries to holders. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Rights Certificate:

(a) Basic Subscription Right. The basic subscription right gives our stockholders the opportunity to purchase one Unit at a subscription price of $0.012 per Unit. Each Unit consists of one share of our Common Stock and two 1/2 Warrants, consisting of one 1/2 warrant which will be exercisable for one share of our Common Stock at an exercise price of $0.018 per share and one ½ warrant exercisable for one share of our Common Stock at an exercise price of $0.024. Each full Warrant will be exercisable for one share of our Common Stock pursuant to the terms of the Warrant. The shares of Common Stock and Warrants will be immediately separable upon closing of the Rights Offering. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any subscription rights. However, if you exercise fewer than all of your basic subscription right, you will not be entitled to purchase any additional Units pursuant to the over-subscription right. No fractional shares or warrants will be issued upon exercise of subscription rights in the Rights Offering. If you subscribe for an odd number of Units, you will receive that number of Common Stock shares and the odd ½ warrant shall be issued at the $0.024 exercise price.

 (b) Over-Subscription Right. We do not expect all of our stockholders to exercise all of such holder’s basic subscription right. If you fully exercise your basic subscription right (other than those subscription rights to acquire less than one whole Unit, which cannot be exercised) and other stockholders do not fully exercise their basic subscription right, you may also exercise an over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the Rights Offering, subject to availability, at the same subscription price of $0.012 per Unit. To the extent the number of unsubscribed Units is insufficient to satisfy all of the properly exercised over-subscription right requests, the available Units will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription right. Any excess payments will be returned without interest or penalty as soon as practicable after the expiration of the Rights Offering.

(c) Excess Payments. If you exercised your Over-Subscription Right and are allocated less than all of the Units for which you wished to oversubscribe, then your excess Subscription Price payment for Units that were not allocated to you will be returned by the Subscription Agent to you by mail, without interest or deduction, as soon as practicable after the Expiration Date.

6. Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other Than Registered Holder. If you hold your shares of Common Stock in the name of a broker, dealer, bank or other nominee as record holder, then your broker, dealer, bank or other nominee is the record holder of the shares you own or are deemed to own and the record holder must exercise the subscription rights on your behalf for the Units that you wish to purchase. If you wish to participate in the Rights Offering and purchase Units, contact your broker, dealer, bank or other nominee promptly. You should complete and return to your nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer, bank or other nominee with the other Rights Offering materials. You should contact your broker, dealer, bank, or other nominee if you believe that you are entitled to participate in the Rights Offering but have not received any Rights Offering materials.

7. Method of Delivery. The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the Subscription Agent prior to the Expiration Date.

8. No Revocation. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription right, or the market price of Common Stock falls below the subscription price of the Units, including during any extension of the subscription period. However, if we amend the Rights Offering to make a material change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription right unless you are certain that you wish to purchase Units at the Subscription Price.

9. Special Provisions Relating to the Exercise of Subscription Rights through the Depository Trust Company. In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Unit subscribed for. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-Subscription Right on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Subscription Rights that have been exercised, and the number of Units that are being subscribed for pursuant to the Over-Subscription Right, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Subscription Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-Subscription Right) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

10. Questions and Request for Additional Materials. If you have any questions about the Rights Offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Subscription Agent, Direct Transfer LLC by telephone toll-free at (888) 301-2498 or corporate-actions@issuerdirect.com or for additional questions you can contact the company directly at 206-483-0059 or investors@growlifeinc.com.